CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our report dated November 22, 2010, relating to the financial statements and financial highlights which appear in the September 30, 2010 Annual Report to Shareholders of Virtus AlphaSector Allocation Fund and Virtus AlphaSector Rotation Fund, each a series of Virtus Opportunities Trust, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

/s/  PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Philadelphia, PA

February 9, 2011